Exhibit 99.1

NEWS Contact: Jeffrey Schnell Senior Director, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES THIRD QUARTER 2022 RESULTS

•	Net sales of $492.2 million increased 10% compared to Q3’21 driven by higher selling prices
•	Reported net income of $25.9 million and earnings per diluted share of $1.44
•	Non-GAAP net income of $31.2 million and non-GAAP earnings per diluted share of $1.74
•	Delivered $70.3 million of adjusted EBITDA, a 6% increase compared to $66.2 million in Q3’21
•	Sequential margin improvement as we executed on our value-based pricing initiatives

November 3, 2022

CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its third quarter 2022 results.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share data)	2022	2021	2022	2021
Net sales	$492.2	$449.1	$1,458.8	$1,314.1
Net income attributable to Quaker Chemical Corporation	25.9	31.1	60.0	103.2
Earnings per diluted share attributable to Quaker Chemical Corporation	1.44	1.73	3.35	5.76
Non-GAAP net income *	31.2	29.4	80.3	99.8
Non-GAAP earnings per diluted share *	1.74	1.63	4.48	5.56
Adjusted EBITDA *	70.3	66.2	189.2	213.4

* Refer to the Non-GAAP Measures and Reconciliations section below for additional information

Third Quarter 2022 Consolidated Results

Third quarter 2022 net sales were $492.2 million, an increase of 10% compared to $449.1 million in the prior year quarter primarily due to an increase in selling price and product mix of approximately 25% and additional net sales from acquisitions of 1%, partially offset by a 9% decrease in organic sales volumes and a 7% unfavorable impact from foreign currency translation. The increase in selling price and product mix was primarily attributable to double-digit price increases in all segments implemented to offset raw material and other cost inflation. The decline in organic sales volumes was primarily attributable to softer market conditions, particularly in Europe and Asia/Pacific, the wind-down of the tolling agreement for products previously divested related to the Quaker Houghton combination and the impact of the war in Ukraine.

The Company generated net income in the third quarter of 2022 of $25.9 million or $1.44 per diluted share, compared to the prior year quarter net income of $31.1 million or $1.73 per diluted share. Excluding non-recurring and non-core items in each period, the Company’s third quarter of 2022 non-GAAP earnings per diluted share were $1.74 compared to $1.63 in the prior year quarter. The Company’s third quarter of 2022 adjusted EBITDA of $70.3 million increased approximately 6% compared to $66.2 million in the third quarter of 2021, primarily due to an increase in net sales and an improvement in gross margins compared to the prior year period.

Andy Tometich, Chief Executive Officer and President, commented, “I am pleased with the performance in the third quarter against a continued challenging macroeconomic backdrop and significant foreign currency headwinds. We executed on our value-based pricing actions, realizing 25% year-over-year pricing gains, remained vigilant on costs, and drove an improvement in our margins. Volumes were impacted by a softer end market environment, primarily in Europe and China, however we have continued to deliver above market growth in 2022 through net new business wins by demonstrating the value of our products and services.

Looking ahead, we expect the current uneven demand environment and seasonal demand trends to weigh on our end markets in the fourth quarter. We expect to deliver sequential margin expansion in the fourth quarter of 2022 as we continue to work to return to pre-pandemic margin levels. We remain focused on improving our profitability through additional pricing and cost controls and simplifying our operating model to align with the macroeconomic environment, while continuing to prioritize new business wins.

The resilience of our business is evident, and our differentiated customer intimate model is core to our strategy. Importantly, we will continue to invest in our strategic growth initiatives and advance our global efficiency measures to maximize the benefit of our expertise and scale and better position the Company to drive long-term profitable growth.”

Third Quarter 2022 Segment Results

The Company’s third quarter 2022 operating performance of each of its four reportable operating segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, are further described below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Sales*
Americas	$186.5	$150.8	$513.4	$425.3
EMEA	113.4	122.2	362.1	365.5
Asia/Pacific	91.2	98.7	295.3	286.9
Global Specialty Businesses	101.1	77.4	288.0	236.4
Segment operating earnings*
Americas	$45.0	$31.3	$108.0	$97.2
EMEA	9.9	20.2	39.9	68.8
Asia/Pacific	23.3	23.3	67.5	74.0
Global Specialty Businesses	30.7	20.7	83.6	69.0

* Refer to the Segment Measures and Reconciliations section below for additional information

The Americas and Global Specialty Businesses delivered double-digit year-over-year sales growth in the third quarter of 2022 driven by double-digit increases in selling price and product mix. EMEA and Asia/Pacific also benefitted from double-digit increases in selling price and product mix, however this was offset by a significant foreign currency translation headwind in EMEA that also impacted Asia/Pacific and Global Specialties Businesses. Global Specialty Businesses delivered a double-digit increase in organic sales volumes, compared to the prior year quarter, while the other segments organic sales volumes were adversely impacted by the factors described above for consolidated results. Operating earnings from the Americas and Global Specialty Businesses increased compared to the prior year quarter driven by the net sales growth and an improvement in margins. Asia/Pacific operating earnings were in-line with the prior year quarter due to an improvement in margins which offset the decline in net sales whereas EMEA operating earnings declined due to softer market conditions and continued cost inflation which further impacted margins.

All four segments benefitted from increases in selling price and product mix compared to the second quarter of 2022, as we continued to work with customers to implement our value-based pricing initiatives. Organic sales volumes increased compared to the second quarter of 2022 in the Americas and Global Specialty Businesses but declined in Asia/Pacific and EMEA, primarily due to softer market conditions as well as lower sales volumes attributable to the war in Ukraine, and the Company’s ongoing value-based pricing initiatives, partially offset by net new business wins. All segments were also unfavorably impacted by foreign currency translation.

Cash Flow and Liquidity Highlights

The Company had a net operating cash outflow of $17.9 million during the third quarter of 2022, bringing the year-to-date net operating cash outflow to $26.3 million, compared to a net operating cash inflow of $2.5 million during the nine months ended September 30, 2021. The net operating cash outflow year-over-year reflects lower year-to-date operating performance in 2022 compared to 2021 as well as continued working capital investments, primarily related to higher accounts receivable due to year-over-year increases in net sales, higher inventory due higher raw material costs as well as lower levels of accounts payable due to quarterly timing differences year-over-year.

As of September 30, 2022, the Company’s total gross debt was $954.1 million, and its cash and cash equivalents was $138.9 million. The Company’s net debt was approximately $815.2 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 3.3x.

Non-GAAP Measures and Reconciliations

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net (loss) income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net (loss) income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2022 projections for the Company as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended September 30, 2022 adjusted EBITDA of $250.0 million, which includes (i) the nine months ended September 30, 2022 adjusted EBITDA of $189.2 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2021 adjusted EBITDA of $274.1 million, as presented in the non-GAAP reconciliations included in the Company’s fourth quarter and full year 2021 results press release dated February 24, 2022, less (iii) the nine months ended September 30, 2021 adjusted EBITDA of $213.4 million, as presented in the non-GAAP reconciliations below.

Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating income	$44,609	$36,010	$105,915	$119,720
Combination, restructuring and other acquisition-related expenses (a)	717	5,083	7,421	20,371
Strategic planning and transformation expenses	4,545	—	10,745	—
Executive transition costs	913	285	2,097	1,097
Russia-Ukraine conflict related expenses	88	—	2,183	—
Facility remediation costs, net	—	1,490	—	1,490
Other charges	70	320	546	613
Non-GAAP operating income	$50,942	$43,188	$128,907	$143,291
Non-GAAP operating margin (%)	10.3%	9.6%	8.8%	10.9%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to Quaker Chemical Corporation	$25,867	$31,058	$60,026	$103,243
Depreciation and amortization (a)(b)	19,908	21,542	61,491	66,334
Interest expense, net	8,389	5,637	20,228	16,725
Taxes on income before equity in net (loss) income of associated companies (c)	10,185	795	14,425	26,702
EBITDA	$64,349	$59,032	$156,170	$213,004
Equity loss (income) in a captive insurance company	174	(108)	2,199	(4,071)
Combination, restructuring and other acquisition-related expenses (a)	717	4,906	9,817	14,265
Strategic planning and transformation expenses	4,545	—	10,745	—
Executive transition costs	913	285	2,097	1,097
Russia-Ukraine conflict related expenses	88	—	2,183	—
Facility remediation (recovery) costs, net	(1,104)	2,019	(1,104)	2,019
Brazilian non-income tax credits	—	—	—	(13,293)
Loss on extinguishment of debt	—	—	6,763	—
Other charges	609	35	356	353
Adjusted EBITDA	$70,291	$66,169	$189,226	$213,374
Adjusted EBITDA margin (%)	14.3%	14.7%	13.0%	16.2%

Adjusted EBITDA	$70,291	$66,169	$189,226	$213,374
Less: Depreciation and amortization - adjusted (a)(b)	19,908	21,365	61,491	65,616
Less: Interest expense, net	8,389	5,637	20,228	16,725
Less: Taxes on income before equity in net income of associated companies – adjusted (c)	10,821	9,765	27,189	31,277
Non-GAAP net income	$31,173	$29,402	$80,318	$99,756

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.44	$1.73	$3.35	$5.76
Equity loss (income) in a captive insurance company per diluted share	0.01	(0.01)	0.12	(0.23)
Combination, restructuring and other acquisition-related expenses per diluted share (a)	0.04	0.22	0.45	0.64
Strategic planning and transformation expenses per diluted share	0.19	—	0.46	—
Executive transition costs per diluted share	0.04	0.01	0.09	0.05
Russia-Ukraine conflict related expenses per diluted share	0.01	—	0.11	—
Facility remediation (recovery) costs, net per diluted share	(0.05)	0.09	(0.05)	0.09
Brazilian non-income tax credits per diluted share	—	(0.04)	—	(0.48)
Loss on extinguishment of debt per diluted share	—	—	0.29	—
Other charges per diluted share	0.04	—	0.03	0.02
Impact of certain discrete tax items per diluted share	0.02	(0.37)	(0.37)	(0.29)
Non-GAAP earnings per diluted share	$1.74	$1.63	$4.48	$5.56

(a)	The Company recorded $0.2 million and $0.7 million of accelerated depreciation expense related to the Quaker Houghton combination during the three and nine months ended September 30, 2021 all of which was recorded in cost of goods sold (“COGS”). These amounts recorded within COGS are included in the caption Combination, restructuring and other acquisition-related expenses in the reconciliation of Operating income to Non-GAAP operating income and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts of such depreciation are included within the caption Depreciation and amortization in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. During the nine months ended September 30, 2022, the Company recorded expenses of $2.4 million related to indemnification assets. During the nine months ended September 30, 2021, the Company recognized a gain of $5.4 million associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plan. These amounts were recorded within Other (expense) income, net and therefore are included in the caption Combination, restructuring and other acquisition-related expenses in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.

(b)	Depreciation and amortization for the three and nine months ended September 30, 2022 includes $0.3 million and $0.8 million, respectively, and for the three and nine months ended September 30, 2021 included $0.3 million and $0.9 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Condensed Consolidated Statement of Income, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.

(c)	Taxes on income before equity in net (loss) income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three and nine months ended September 30, 2022 and 2021, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations

The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and selling, general and administrative expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other (expense) income, net.

The following tables reconcile the Company’s reportable operating segments performance to that of the Company (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Sales
Americas	$186,546	$150,799	$513,438	$425,343
EMEA	113,367	122,241	362,107	365,491
Asia/Pacific	91,211	98,659	295,273	286,924
Global Specialty Businesses	101,094	77,373	287,959	236,359
Total net sales	$492,218	$449,072	$1,458,777	$1,314,117
Segment operating earnings
Americas	$44,986	$31,273	$107,991	$97,155
EMEA	9,883	20,153	39,932	68,802
Asia/Pacific	23,336	23,285	67,469	73,990
Global Specialty Businesses	30,746	20,663	83,622	69,041
Total segment operating earnings	$108,951	$95,374	$299,014	$308,988
Combination, integration and other acquisition-related expenses	(2,107)	(5,786)	(7,992)	(18,259)
Restructuring and related charges (credits), net	1,423	880	604	(593)
Fair value step up of acquired inventory sold	—	—	—	(801)
Non-operating and administrative expenses	(47,852)	(38,691)	(139,894)	(122,760)
Depreciation of corporate assets and amortization	(15,806)	(15,767)	(45,817)	(46,855)
Operating income	44,609	36,010	105,915	119,720
Other income (expense), net	85	647	(10,520)	19,344
Interest expense, net	(8,389)	(5,637)	(20,228)	(16,725)
Income before taxes and equity in net (loss) income of associated companies	$36,305	$31,020	$75,167	$122,339

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic, the Russia and Ukraine conflict, inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, expectations about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives, on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, as well as inflationary pressures, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, rising interest rates and the potential of economic recession, worldwide economic and political disruptions, including the impacts of the military conflict between Russia and Ukraine, the economic and other sanctions imposed by other nations on Russia, suspensions of activities in Russia by many multinational companies and the potential expansion of military activity, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus including new variants, the continued uncertainty regarding global availability, administration, acceptance and long-term efficacy of vaccines, or other treatments for COVID-19 or its variants, the longer-term effects on the economy of the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about business conditions during 2022 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its third quarter 2022 performance is scheduled for Friday, November 4, 2022 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$492,218	$449,072	$1,458,777	$1,314,117

Cost of goods sold	331,469	303,941	1,002,393	858,341

Gross profit	160,749	145,131	456,384	455,776
%	32.7%	32.3%	31.3%	34.7%

Selling, general and administrative expenses	115,456	104,215	343,081	317,204
Restructuring and related (credits) charges, net	(1,423)	(880)	(604)	593
Combination, integration and other acquisition-related expenses	2,107	5,786	7,992	18,259

Operating income	44,609	36,010	105,915	119,720
%	9.1%	8.0%	7.3%	9.1%

Other (expense) income, net	85	647	(10,520)	19,344
Interest expense, net	(8,389)	(5,637)	(20,228)	(16,725)
Income before taxes and equity in net (loss) income of associated companies	36,305	31,020	75,167	122,339

Taxes on income before equity in net (loss) income of associated companies	10,185	795	14,425	26,702
Income before equity in net (loss) income of associated companies	26,120	30,225	60,742	95,637

Equity in net (loss) income of associated companies	(212)	848	(642)	7,668

Net income	25,908	31,073	60,100	103,305

Less: Net income attributable to noncontrolling interest	41	15	74	62

Net income attributable to Quaker Chemical Corporation	$25,867	$31,058	$60,026	$103,243
%	5.3%	6.9%	4.1%	7.9%

Share and per share data:
Basic weighted average common shares outstanding	17,847,305	17,812,216	17,835,976	17,800,082
Diluted weighted average common shares outstanding	17,859,871	17,870,392	17,851,411	17,860,068

Net income attributable to Quaker Chemical Corporation common shareholders - basic	$1.44	$1.74	$3.35	$5.78
Net income attributable to Quaker Chemical Corporation common shareholders - diluted	$1.44	$1.73	$3.35	$5.76

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	(Unaudited)
	September 30,	December 31,
	2022	2021
ASSETS

Current assets
Cash and cash equivalents	$138,891	$165,176
Accounts receivable, net	461,912	430,676
Inventories, net	317,140	264,531
Prepaid expenses and other current assets	66,760	59,871
Total current assets	984,703	920,254

Property, plant and equipment, net	188,374	197,520
Right of use lease assets	37,005	36,635
Goodwill	591,032	631,194
Other intangible assets, net	915,956	1,027,782
Investments in associated companies	76,748	95,278
Deferred tax assets	10,519	16,138
Other non-current assets	27,163	30,959
Total assets	$2,831,500	$2,955,760

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$20,471	$56,935
Accounts and other payables	217,143	234,083
Accrued compensation	32,993	38,197
Accrued restructuring	1,798	4,087
Other accrued liabilities	93,326	97,165
Total current liabilities	365,731	430,467

Long-term debt	931,491	836,412
Long-term lease liabilities	25,697	26,335
Deferred tax liabilities	151,208	179,025
Other non-current liabilities	77,743	95,599
Total liabilities	1,551,870	1,567,838

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2022 - 17,931,205 shares; 2021 - 17,897,033 shares	17,931	17,897
Capital in excess of par value	925,037	917,053
Retained earnings	553,685	516,334
Accumulated other comprehensive loss	(217,655)	(63,990)
Total Quaker shareholders' equity	1,278,998	1,387,294
Noncontrolling interest	632	628
Total equity	1,279,630	1,387,922
Total liabilities and equity	$2,831,500	$2,955,760

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income	$60,100	$103,305
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	2,589	3,562
Depreciation and amortization	60,692	65,440
Equity in undistributed earnings of associated companies, net of dividends	3,612	(7,563)
Acquisition-related fair value adjustments related to inventory	-	801
Deferred compensation, deferred taxes and other, net	(8,811)	(21,865)
Share-based compensation	8,635	8,441
Loss on extinguishment of debt	5,246	-
Gain on disposal of property, plant, equipment and other assets	(33)	(4,819)
Combination and other acquisition-related expenses, net of payments	(4,265)	(1,705)
Restructuring and related (credits) charges, net	(604)	593
Pension and other postretirement benefits	(6,556)	(5,638)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(65,256)	(68,664)
Inventories	(72,386)	(72,962)
Prepaid expenses and other current assets	(11,081)	(24,512)
Change in restructuring liabilities	(1,234)	(4,557)
Accounts payable and accrued liabilities	3,059	32,652
Net cash (used in) provided by operating activities	(26,293)	2,509

Cash flows from investing activities
Investments in property, plant and equipment	(20,230)	(12,823)
Payments related to acquisitions, net of cash acquired	(9,421)	(31,975)
Proceeds from disposition of assets	65	14,744
Net cash used in investing activities	(29,586)	(30,054)

Cash flows from financing activities
Payments of term loan debt	(668,500)	(28,558)
Proceeds of term loan debt	750,000	-
(Repayments) borrowings on revolving credit facilities, net	(10,418)	39,143
Proceeds (repayments) on other debt, net	2,131	(585)
Financing-related debt issuance costs	(3,734)	-
Dividends paid	(22,302)	(21,175)
Stock options exercised, other	(616)	704
Net cash provided by (used in) financing activities	46,561	(10,471)
Effect of foreign exchange rate changes on cash	(16,967)	(2,486)

Net decrease in cash, cash equivalents and restricted cash	(26,285)	(40,502)
Cash, cash equivalents and restricted cash at the beginning of the period	165,176	181,895
Cash, cash equivalents and restricted cash at the end of the period	$138,891	$141,393